Exhibit 99.1
FOR IMMEDIATE RELEASE
ROADRUNNER TRANSPORTATION SYSTEMS REPORTS
2011 FIRST QUARTER RESULTS
Cudahy, WI — May 4, 2011 — Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading non-asset based transportation and logistics services provider, today reported financial results for the three months ended March 31, 2011.
Roadrunner’s summary financial results for the three months ended March 31 are highlighted below. First quarter results include Morgan Southern from its date of acquisition of February 4, 2011.

	Three months ended
	March 31,
(In thousands, except per share data)	2011	2010

Total revenues	$171,158	$142,762

Net revenues (total revenues less purchased transportation costs)	$40,791	$32,095
Depreciation and amortization	829	851
Other operating expenses	32,383	24,064

Operating income	$7,579	$7,180

Net income available to common stockholders	$4,400	$942
Weighted average diluted shares outstanding	31,391	19,023
Diluted income per share available to common stockholders	$0.14	$0.05

2011 First Quarter Results
In discussing first quarter performance, Mark DiBlasi, President and CEO of Roadrunner, said,
“Strong performance primarily in our truckload and transportation management solutions segments generated first quarter revenue growth of 20% and net revenue growth of 27%, despite abnormal challenges with weather conditions. System wide, the adverse weather conditions had a negative impact of over $3.5 million on revenues and approximately $0.9 million on operating income. In addition, costs associated with the acquisition of Morgan Southern and excess health and insurance claims reduced operating income by approximately $0.9 million for the quarter. Collectively, these factors limited operating income growth to 6% for the quarter.
Consistent with our goal of improving yield, LTL revenue per hundredweight was up 10.3% including fuel and 5.6% excluding fuel in the first quarter. The improvement was driven by our pricing initiatives and a 2.5% drop in weight per shipment. Linehaul cost per mile excluding fuel was reduced to $1.22 in the first quarter from a high of $1.26 during the third quarter of 2010, as a result of our ongoing operating initiatives. These pricing and operating initiatives were also the primary reasons for the sequential improvement in our LTL net revenue percentage to 25.4% in the first quarter from 24.4% in the fourth quarter of 2010. After four consecutive quarters of strong double-digit tonnage growth, including 29.6% for the first quarter of 2010, LTL tonnage growth was minimal during the quarter due to our focus on yield initiatives and the adverse weather conditions. Tonnage and new customer growth rebounded in March and continues into the second quarter, in line with our objectives of high single-digit tonnage growth and continued yield improvement.
Truckload revenues grew by over $16 million, or 43%, during the quarter. Organic growth and pricing accounted for $6.7 million of the increase, with the balance related to Morgan Southern. The operating leverage associated with this growth, combined with our ability to achieve rate increases sufficient to cover rising costs, including fuel, led to a 62% improvement in truckload operating income. The integration of Morgan Southern has proceeded smoothly and we are very pleased with the quality of their service offering and management team.
Continued strong new customer growth generated a 20% increase in revenues and a 39% increase in operating income for our TMS business.
Overall, we are pleased with our performance in the first quarter and believe it sets the stage for strong growth and increased operating results for the balance of the year.”
2011 First Quarter Segment Information
Roadrunner has three operating segments: less-than-truckload (LTL), truckload brokerage (TL) and transportation management solutions (TMS). The following highlights exclude intercompany eliminations and corporate expenses.
Despite the majority of our LTL segment terminals being severely affected by weather in January and February, our LTL revenues with fuel increased 10.2% to $100.7 million for the first quarter of 2011 from $91.3 million for the first quarter of 2010. LTL revenues without fuel increased 6.4% during the first quarter of 2011 compared to the first quarter of 2010. LTL net revenues for the first quarter of 2011 were $25.5 million, or 25.4% of LTL revenues, compared to $24.2 million, or 26.5% of LTL revenues, for the first quarter of 2010. The decline in net revenue margin primarily reflects the impact of rising fuel prices and a 5.2% increase in linehaul cost per mile from the first quarter of 2010, partially offset by ongoing pricing initiatives. Collectively, the objective of our continuing yield and operating initiatives is to fully offset the impact of rising truckload rates of linehaul cost. The LTL operating ratio improved sequentially to 95.2% during the first quarter of 2011 from 96.0% during the fourth quarter of 2010.

Summary LTL operating statistics for the three months ended March 31 are shown below.

	Three Months Ended March 31,
			%
	2011	2010	Change

Operating ratio	95.2%	94.3%	0.9%
Tonnage (in thousands of tons)	295.6	293.6	0.7%
Shipments (in thousands)	433.2	419.7	3.2%
Revenue per hundredweight (incl. fuel)	$17.42	$15.79	10.3%
Revenue per hundredweight (excl. fuel)	$14.59	$13.81	5.6%
Weight per shipment (lbs.)	1,364	1,399	(2.5%)
Linehaul cost per mile (excl. fuel)	$1.22	$1.16	5.2%
Note: Other than operating ratio, the statistics above do not include adjustments for undelivered freight required for financial statement purposes in accordance with RRTS’ revenue recognition policy.
For the TL segment, revenues increased 42.9% to $54.6 million for the first quarter of 2011 from $38.2 million for the first quarter of 2010. The improvement was primarily due to increases in market pricing and tonnage, the expansion of the company’s TL brokerage agent network, and the acquisition of Morgan Southern. For the first quarter, Morgan Southern contributed revenues of $9.6 million and net revenues of $5.5 million to the TL segment. Overall, TL net revenues for the first quarter of 2011 were $10.8 million, or 19.8% of TL revenues, compared to $4.3 million, or 11.2% of TL revenues, for the first quarter of 2010. TL operating income was $2.5 million for the first quarter of 2011 compared to $1.5 million for the first quarter of 2010.
For the TMS segment, revenues for the first quarter of 2011 increased 20.4% to $16.5 million, compared to $13.7 million for the first quarter of 2010. TMS net revenues for the first quarter of 2011 were $4.5 million, or 27.0% of TMS revenues, compared to $3.6 million, or 26.4% of TMS revenues, for the first quarter of 2010. The improvement in TMS operating performance during the quarter was primarily attributable to new and existing customer growth. TMS operating income was $1.3 million, or 8.0% of TMS revenues, for the first quarter of 2011, compared to $1.0 million, or 6.9% of TMS revenues, for the first quarter of 2010.
Conference Call
A conference call is scheduled for Wednesday, May 4, 2011 at 4:30 p.m. Eastern Time. To access the conference call, please dial 800-561-2731 (U.S.) or 617-614-3528 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 75692117. The conference call will also be available via live webcast under the Investor Relations section of the Company’s website, www.rrts.com.
If you are unable to listen to the live call, a replay will be available through May 11, 2011, and can be accessed by dialing 888-286-8010 (U.S.) or 617-801-6888 (International). Callers will be prompted for passcode 49345965. An archived version of the webcast will also be available under the Investor Relations section of the Company’s website, www.rrts.com.

About Roadrunner Transportation Systems, Inc.
Roadrunner is a leading non-asset based transportation and logistics services provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload and intermodal brokerage, and third-party logistics and transportation management solutions. For more information, please visit: www.rrts.com.
Safe Harbor Statement
This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the transportation industry, the impact of the current economic environment, the company’s dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, and other “Risk Factors” set forth in the company’s most recent SEC filings.
(Tables Follow)

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010

Revenues	$171,158	$142,762
Operating expenses:
Purchased transportation costs	130,367	110,667
Personnel and related benefits	17,735	14,268
Other operating expenses	14,434	9,464
Depreciation and amortization	829	851
Acquisition transaction expenses	214	332

Total operating expenses	163,579	135,582

Operating income	7,579	7,180

Interest expense:
Interest on long-term debt	433	4,642
Dividends on preferred stock subject to mandatory redemption	50	50

Total interest expense	483	4,692

Income before provision for income taxes	7,096	2,488
Provision for income taxes	2,696	1,031

Net income	4,400	1,457
Accretion of Series B preferred stock	—	515

Net income available to common stockholders	$4,400	$942

Earnings per share available to common stockholders:
Basic	$0.15	$0.05

Diluted	$0.14	$0.05

Weighted average common stock outstanding:
Basic	30,167	18,275

Diluted	31,391	19,023

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except share amounts)

	March 31,	December 31,
	2011	2010

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$523	$996
Accounts receivable, net	84,533	73,222
Deferred income taxes	6,367	6,367
Prepaid expenses and other current assets	13,119	10,414

Total current assets	104,542	90,999

PROPERTY AND EQUIPMENT, NET	8,475	6,894

OTHER ASSETS:
Goodwill	263,362	246,888
Other noncurrent assets	4,249	3,516

Total other assets	267,611	250,404

TOTAL ASSETS	$380,628	$348,297

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Accounts payable	39,969	37,241
Accrued expenses and other liabilities	14,697	11,375

Total current liabilities	54,666	48,616

LONG-TERM DEBT	39,602	20,500
OTHER LONG-TERM LIABILITIES	10,861	8,492
PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION	5,000	5,000

Total liabilities	110,129	82,608

COMMITMENTS AND CONTINGENCIES (NOTE 9)

STOCKHOLDERS’ INVESTMENT:
Common stock $.01 par value; 100,000 shares authorized; 30,188 and 30,147 shares issued and outstanding	302	301
Additional paid-in capital	262,497	262,088
Retained earnings (deficit)	7,700	3,300

Total stockholders’ investment	270,499	265,689

TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ INVESTMENT	$380,628	$348,297

Contact
Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648
Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com